Exhibit 99.1

Biotricity’s 2021 Fiscal Fourth Quarter Growth Trend Continues into Fiscal 2022

Fiscal Q1-22 to be the 9th quarter of growth and biggest quarter to date

REDWOOD CITY, CA / ACCESSWIRE / July 7, 2021 /Biotricity, Inc. (OTCQB:BTCY), a medical diagnostic and consumer healthcare technology company, today announced preliminary revenue results guidance for its 2022 fiscal first quarter, ended June 30, 2021.

In its fiscal first quarter, Biotricity continued its revenue acceleration trend following its record 2021 fiscal fourth quarter and full year results. For its 2022 fiscal first quarter ended June 30th, the Company expects another record revenue quarter with:

●	Revenue for the first fiscal quarter ended June 30, 2021 is expected to increase by over 45% compared to the immediately preceding quarter and more than 280% compared to the corresponding period of the prior year, continuing the pattern of sequential quarterly growth.

●	Q1/2022 revenue is expected to be the 9th consecutive quarter of revenue growth, a trend that the Company expects will continue throughout fiscal 2022.

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Management also expects to:

●	Continue to add new cardiology customers every quarter. Biotricity currently has customers in 23 states using its products, compared to 17 states just nine months ago.

“With accelerating sequential revenue growth and a high correlation between devices deployed and our future technology-as-a-service (TaaS) revenue, we have excellent visibility into our sales growth trends,” stated Waqaas Al-Siddiq, CEO of Biotricity. “Steady revenue growth is a big advantage in terms of financial planning, but it is also important to note that as our scale increases, our cash burn will generally decrease as a percentage of revenue. We are pleased with the way our R&D spend and sales team expansion are translating into higher revenue every quarter, but this effort today has an even larger payday coming. We plan to add new products into our portfolio, which we can sell into our growing network of cardiologists. Most importantly, we expect this approach to accelerate our sales growth. High customer retention and reorder rates after more than two years of serving cardiologists is a testament to the effectiveness of our TaaS model.”

While the post pandemic environment is still evolving and may have some residual effect on seasonal patterns in some parts of the country, the overall trend for the remainder of the year is for consistent triple digit revenue growth and additional milestones.

About Biotricity Inc.

Biotricity is reforming the healthcare market by bridging the gap in remote monitoring and chronic care management. Doctors and patients trust Biotricity’s unparalleled standard for preventive & personal care, including diagnostic and post-diagnostic products for chronic conditions. The company develops comprehensive remote health monitoring solutions for the medical and consumer markets. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” “project,” or “goal” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and goals of management for future operations, including plans, objectives or goals relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

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Investor Relations:

Biotricity Inc.

1-800-590-4155

investors@biotricity.com

Todd Kehrli or Mark Forney

MKR Investor Relations, Inc.

btcy@mkr-group.com

Media Contact:

Bospar
prforbiotricity@bospar.com

SOURCE: Biotricity, Inc.

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